EXHIBIT 10.1
FIRST FINANCIAL BANCORP. AMENDED AND RESTATED 2012 STOCK PLAN
SECTION 1.    ESTABLISHMENT, DURATION AND PURPOSE
1.1    Establishment and Duration of the Plan. On February 28, 2012, the Board of Directors of First Financial Bancorp (“First Financial”) approved and adopted, subject to shareholder approval, the “First Financial Bancorp. 2012 Stock Plan” (the “2012 Stock Plan”). The 2012 Stock Plan became effective on May 22, 2012, the date on which the shareholders of First Financial approved the adoption of the 2012 Stock Plan. The Board amended and restated the 2012 Stock Plan as the “First Financial Bancorp. Amended and Restated 2012 Stock Plan” on February 28, 2017 subject to the approval of the shareholders of First Financial. The amendments made hereby to the 2012 Stock Plan shall affect only Awards made on or after the Effective Date (as hereinafter defined). Awards granted prior to the Effective Date shall be governed by the terms of the 2012 Stock Plan (as in effect prior to the Effective Date) and the applicable Award Agreements. The terms of this Plan are not intended to affect the interpretation of the 2012 Stock Plan as they existed prior to the Effective Date.
1.2    Term of the Plan. If adopted by the shareholders, this Plan shall remain in effect, subject to the right of the Board or Committee to terminate the Plan at any time pursuant to Section 11 herein, until all shares of Stock subject to it shall have been purchased or acquired according to the provisions herein. However, in no event may Awards be granted under this Plan on or after the fifth (5th) anniversary of the Effective Date. Unless and until this Plan is approved by the shareholders, the 2012 Stock Plan shall remain in effect according to its original terms.
1.3    Purposes of the Plan. The purpose of this Plan is to recognize the contributions made to First Financial and its Subsidiaries by Employees and Non-Employee Directors, to provide such persons with additional incentive to devote themselves to the future success of First Financial and its Subsidiaries, and to improve the ability of First Financial and its Subsidiaries to attract, retain and motivate such individuals, by providing them with the opportunity to acquire or increase their proprietary interest in First Financial through receipt of awards of or relating to the Stock of First Financial, including Options, SARs, Restricted Stock and Stock Units.
SECTION 2.    DEFINITIONS
Each term set forth in this Section 2 shall have the meaning set forth opposite such term for purposes of this Plan and, for purposes of such definitions, the singular shall include the plural and the plural shall include the singular.
2.1Award - means any right granted under the Plan, including an Option, SAR, Restricted Stock or Stock Unit.
2.2Award Agreement - means a written agreement, contract, certificate or other instrument or document evidencing the terms and conditions of an individual Award granted under the Plan which may, in the discretion of First Financial, be transmitted electronically to any Participant. As used in this Plan, the term “Award Agreement” includes an Option Agreement, a SAR Agreement and a Stock Agreement in addition to any other Award Agreement.
2.3Board - means the Board of Directors of First Financial.
2.4Cause – means (1) an indictment of a Participant, or plea of guilty or plea of nolo contendere by a Participant, to a charge of an act constituting a felony under the federal laws of the United States, the laws of any state, or any other applicable law, fraud, embezzlement, or misappropriation of assets, willful misfeasance or dishonesty, or other actions or criminal conduct which materially and adversely affects the business (including business reputation) or financial condition of First Financial or any of its Subsidiaries or (2) the continued failure of a Participant to perform substantially his or her employment duties with First Financial or any of its Subsidiaries (other than any such failure resulting from incapacity due to physical or mental illness), observe all material obligations and conditions to be performed and observed by a Participant under this Plan and any Award Agreement, or perform his or her duties in accordance, in all material respects, with the policies and directions established from time to time by First Financial or any of its Subsidiaries.
2.5Change in Control - means a change in control of First Financial of a nature that would be required to be reported in response to Item 6(e) of Schedule 14A of Regulation 14A promulgated under the Exchange Act as in effect at the time of such “change in control.” A Change in Control shall also be deemed to have occurred for purposes of this Plan at such time as (i) any “person” (as that term is used in Sections 13(d) and 14(d)(2) of the Exchange Act), is or becomes the beneficial owner (as defined in Rule 13d-3 under the Exchange Act) directly or indirectly, of securities representing 35% or more of the combined voting power for election of directors of the then outstanding securities of First Financial or any successor of First Financial; (ii) during any period of two consecutive years or less, individuals who at the beginning of such period constitute the Board cease, for any reason, to constitute at least a majority of the Board, unless the election or nomination for election of each new director was approved by a vote of at least two-thirds of the directors then still in office who were directors at the beginning of the period or whose election or nomination for election was previously so approved; (iii) there is a consummation of any reorganization, merger, consolidation or share exchange as a result of which the Stock of First Financial shall be changed, converted or exchanged into or for securities of another corporation (other than a merger with a wholly-owned subsidiary of First Financial) or any dissolution or liquidation of First Financial or any sale or the disposition of 50% or more of the assets or business of First Financial; or (iv) there is a consummation of any reorganization, merger, consolidation or share exchange unless (A) the persons who were the beneficial owners of the outstanding shares of the Stock of First Financial immediately before the consummation of such transaction beneficially own more than 65% of the outstanding shares of the common or other voting stock of the successor or survivor corporation in such transaction immediately following the consummation of such transaction and (B) the number of shares of the common or other voting stock of such successor or survivor corporation beneficially owned by the persons described in clause (A) above immediately following the consummation of such transaction is beneficially owned by each such person in substantially the same proportion that each such person had beneficially owned shares of Stock of First Financial immediately before the consummation of such transaction, provided the percentage described in clause (A) above of the beneficially owned shares of the successor or survivor corporation and the number of shares described above in this clause (B) of the beneficially owned shares of the successor or survivor corporation shall be determined exclusively by reference to the shares of the successor or survivor corporation which result from the beneficial ownership of shares of Stock of First Financial by the persons described in such clause (A) immediately before the consummation of such transaction.
2.6Code - means the Internal Revenue Code of 1986, as amended from time to time, and the applicable rulings and regulations thereunder.
2.7Committee - means the committee appointed by the Board to administer the Plan pursuant to Section 4.1 and, to the extent the Board determines it is appropriate for the compensation realized from Awards under the Plan to be considered “performance based” compensation under Section 162(m) of the Code, shall be a committee or subcommittee of the Board composed of two or more members, each of whom is an “outside director” within the meaning of Code Section 162(m), and which, to the extent the Board determines it is appropriate for Awards under the Plan to qualify for the exemption available under SEC Rule 16b-3(d)(1) or Rule 16b-3(e) promulgated under the Exchange Act, shall be a committee or subcommittee of the Board composed of two or more members, each of who is a “non-employee director” within the meaning of Rule 16b-3. Unless otherwise determined by the Board, the Committee shall be the Compensation Committee of the Board.
2.8Disability – means, as determined by the Committee in its discretion exercised in good faith, (a) in the case of an Award that is exempt from the application of the requirements of Code Section 409A and is granted to a Participant who is covered by the Company’s long-term disability insurance policy or plan, if any, a physical or mental condition of the Participant that would entitle him or her to payment of disability income payments under such long-term disability insurance policy or plan as then in effect, (b) in the case of an Award that is exempt from the application of the requirements of Code Section 409A and is granted to a Participant who is not covered by the Company’s long-term disability insurance policy or plan for whatever reason, or in the event the Company does not maintain such a long-term disability insurance policy or plan, and for purposes of an ISO granted under the Plan, a permanent and total disability as defined in section 22(e)(3) of the Code and (c) in the case of an Award that is not exempt from the application of the requirements of Code Section 409A, a physical or mental condition of the Participant where (i) the Participant is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, or (ii) the Participant is, by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than three months under an accident and health plan covering employees of the Company. A determination of Disability may be made by a physician selected or approved by the Committee and, in this respect, the Participant shall submit to an examination by such physician upon request by the Committee.
2.9Effective Date - means the date as of which this Plan is approved by First Financial’s shareholders pursuant to Section 13.15 hereof.

2.10Employee - means officers or other employees of First Financial or any Subsidiary who are, in the judgment of the Committee acting in its absolute discretion, directly or indirectly responsible for or contribute to the management, growth and profitability of the business of First Financial or a Subsidiary.
2.11Exchange Act - means the Securities Exchange Act of 1934, as amended from time to time, and the applicable rules and regulations thereunder.
2.12Exercise Price - means (1) in the case of Options, the price specified in the Participant’s Option Agreement as the price per share of Stock at which such share can be purchased pursuant to the Option or (2) in the case of an SAR, the price specified in the Participant’s SAR Agreement as the reference price per share of Stock used to calculate the amount payable to the Participant. The Exercise Price shall be no less than the Fair Market Value of a share of Stock on the date the related Option or SAR is granted.
2.13 Fair Market Value - means (1) the closing price on any date for a share of Stock as reported by The Wall Street Journal under the Nasdaq Stock Market Composite Transactions quotation system (or under any successor quotation system) or, if the Stock is no longer traded on the Nasdaq Stock Market, under the quotation system under which such closing price is reported or, if The Wall Street Journal no longer reports such closing price, such closing price as reported by a newspaper or trade journal selected by the Committee or, if no such closing price is available on such date or (2) such closing price as so reported in accordance with clause (1) above for the immediately preceding business day, or, if no newspaper or trade journal reports such closing price, the price which the Committee acting in good faith determines through any reasonable valuation method that a share of Stock might change hands between a willing buyer and a willing seller, neither being under any compulsion to buy or to sell and both having reasonable knowledge of the relevant facts. If the closing price for a share of Stock is misquoted or omitted by the applicable publication, the Committee shall directly solicit the information from officials of the stock exchange or from other informed independent market sources.
2.14First Financial - means First Financial Bancorp. or any successor thereto.
2.15Good Reason – means, in connection with a termination of employment by a Participant following a Change in Control, a material reduction in such Participant’s base compensation or a material adverse alteration in such Participant’s position or in the nature or status of such Participant’s employment responsibilities from those in effect immediately prior to the Change in Control.
2.16ISO - means an Option granted under Section 6 of this Plan to purchase Stock which is evidenced by an Option Agreement which provides that the Option is intended to satisfy the requirements for an incentive stock option under Code Section 422, as now constituted or subsequently amended.
2.17Non-Employee Director - means a member of the Board who is not an Employee.
2.18NQO - means an Option granted under Section 6 of this Plan to purchase Stock that is evidenced by an Option Agreement which by its terms does not qualify or is not intended to qualify as an ISO.
2.19Option - means an ISO or a NQO or both, as the context requires.
2.20Option Agreement - means the written agreement or instrument which sets forth the terms of an Option granted to a Participant under this Plan.
2.21Parent Corporation - means any corporation which is a parent corporation (within the meaning of Code Section 424(e)) of First Financial.
2.22Participant - means an eligible person to whom an Award is granted pursuant to the Plan or, if applicable, such other person who holds an outstanding Award.
2.23Plan - means this First Financial Bancorp. Amended and Restated 2012 Stock Plan, as amended from time to time.
2.24Performance Period - means the period selected by the Committee during which performance is measured for purposes of determining the extent to which an Award that is performance-based has been earned.
2.25Restricted Stock - means Stock granted pursuant to Section 7 of this Plan, subject to any restrictions and conditions as established pursuant to Section 7.

2.26Securities Act - means the Securities Act of 1933, as amended, and the applicable rules and regulations thereunder.
2.27Stock - means the common shares, without par value, of First Financial.
2.28Stock Agreement - means the written agreement or instrument which sets forth the terms of the grant of Restricted Stock or Stock Units to a Participant under this Plan.
2.29Stock Appreciation Right or SAR - means a contractual right which is granted pursuant to Section 6 of this Plan, which represents a promise to deliver Stock, cash or other property equal in value to the excess of the Fair Market Value of a share of Stock over the Exercise Price of the SAR, subject to the terms of the SAR Agreement.
2.30SAR Agreement - means the written agreement or instrument which sets forth the terms of a SAR granted to a Participant under this Plan.
2.31Stock Unit or Stock Units- means a contractual right granted to a Participant pursuant to Section 7 to receive (i) a cash payment based upon the Fair Market Value of the number of shares of Stock described in the applicable Stock Agreement or (ii) the number of shares of Stock described in the applicable Stock Agreement.
2.32Subsidiary - means any corporation which is a subsidiary corporation (within the meaning of Code Section 424(f)) of First Financial except a corporation which has subsidiary corporation status under Code Section 424(f) exclusively as a result of First Financial or a First Financial subsidiary holding stock in such corporation as a fiduciary with respect to any trust, estate, conservatorship, guardianship or agency.
SECTION 3.    SHARES RESERVED UNDER PLAN
3.1Shares. Subject to adjustment pursuant to Section 9 and the provisions of this Section 3, the total number of shares of Stock which may be delivered pursuant to Awards granted under the Plan on or after the Effective Date shall not exceed 1,750,000 shares, plus the number of shares of Stock available for Awards under the 2012 Stock Plan as of the Effective Date. Such shares of Stock shall be reserved from authorized but unissued shares of Stock and/or from shares of Stock which have been reacquired by First Financial and are held as treasury shares.
3.2Share Counting. Any shares of Stock issued as Restricted Stock pursuant to this Plan, after the Effective Date of this Plan, which are forfeited thereafter shall again become available for issuance under this Plan, but (a) any shares of Stock used to satisfy a withholding obligation under Section 13.4 shall not again become available under Section 3.1 for issuance under this Plan, (b) any shares of Stock which are tendered to First Financial to pay the Option Price of an Option or which are tendered to First Financial in satisfaction of any condition to a grant of Restricted Stock shall not again become available under Section 3.1 for issuance under this Plan and (c) the gross number of shares of Stock covered by a SAR, to the extent it is exercised, shall not again become available under Section 3.1 for issuance under this Plan, regardless of the number of shares used to settle the SAR upon exercise. Any shares of Stock issued as Restricted Stock prior to the Effective Date (under the 2012 Stock Plan) which are forfeited thereafter shall not be available for issuance under this Plan.
3.3Shares under Awards. Of the shares of Stock authorized for issuance under the Plan pursuant to Section 3.1:
(a)The maximum number of shares of Stock as to which a Participant may receive Options or SARs in any calendar year is 250,000.
(b)The maximum number of shares of Stock that may be used for Awards (other than Options and SARs) that are intended to qualify as “performance-based” in accordance with Code Section 162(m) that may be granted to any Employee in any calendar year is 250,000, or, in the event the Award is settled in cash, an amount equal to the Fair Market Value of such number of shares on the date on which the Award is settled.
(c)The maximum number of shares of Stock that may be subject to Incentive Stock Options granted pursuant to this Plan is 500,000 shares in the aggregate.
(d)The maximum number of shares of Stock that may be subject to Awards of Restricted Stock and Stock Units granted under this Plan is 1,750,000 shares ,plus the number of shares of Stock available for Awards under the 2012 Stock Plan as of the Effective Date, in the aggregate.

(e)The maximum number of shares of Stock that may be subject to Awards to a Non-Employee Director in any twelve month period is 40,000 shares in the aggregate.
The numbers of shares of Stock described above shall be as adjusted in accordance with Section 9 of the Plan.
3.4Exception to Minimum Vesting Requirements. Notwithstanding the minimum vesting requirements set forth in Sections 6.2, 6.7(a)(4) and 7.1(c), up to five percent (5%) of the total number of shares of Stock authorized for issuance under Section 3.1 may be issued under Awards, including Awards of Restricted Stock, that are immediately vested or that vest within less than one (1) year.
3.5Use of Proceeds. The proceeds which First Financial receives from the sale of any shares of Stock under the Plan shall be used for general corporate purposes and shall be added to the general funds of First Financial.
SECTION 4.    PLAN ADMINISTRATION
4.1Authority of Committee. The Plan shall be administered by the Committee, or in the Board’s sole discretion, by the Board. Except as limited by law, or by the Articles of Incorporation or Regulations of First Financial, and subject to the provisions of this Plan (including Sections 9, 10, 11 and 13), the Committee shall have full power, authority, and sole and exclusive discretion:
(a)to construe and interpret the Plan and apply its provisions;
(b)to promulgate, amend, and rescind rules and regulations relating to the administration of the Plan;
(c)to authorize any person to execute, on behalf of First Financial, any instrument required to carry out the purposes of the Plan;
(d)to the extent permitted by applicable law, to delegate its authority to one or more officers of First Financial with respect to Awards that do not involve covered employees under Code Section 162(m) or individuals subject to the provisions of Section 16 of the Exchange Act;
(e)to determine when Awards are to be granted under the Plan;
(f)from time to time to select, subject to the limitations set forth in this Plan, those individuals to whom Awards shall be granted;
(g)to determine the number of shares of Stock to be made subject to each Award;
(h)to determine whether each Option is to be an ISO or a NQO;
(i)to prescribe the terms and conditions of each Award, including, without limitation, the exercise price and medium of payment and vesting provisions, and to specify the provisions of the Award Agreement relating to such grant;
(j)to designate an Award as a performance-based Award and to select the performance criteria that will be used to establish the performance goals;
(k)subject to any limitations set forth in this Plan, to amend any outstanding Award Agreement, including for the purpose of modifying the time or manner of vesting, or the term of any outstanding Award;
(l)to determine the duration and purpose of leaves of absences which may be granted to an Employee without constituting a termination of their employment for purposes of the Plan, which periods shall be no shorter than the periods generally applicable to Employees under First Financial’s employment policies;
(m)to interpret, administer, reconcile any inconsistency in, correct any defect in and/or supply any omission in the Plan and any instrument or agreement relating to, or Award granted under, the Plan; and

(n)to exercise discretion to make any and all other determinations which it determines to be necessary or advisable for the administration of the Plan.
4.2Delegation. To the extent permitted by applicable law and Section 4.1(d), the Committee may delegate its authority as identified herein to one or more executive officers of First Financial, including without limitation the authority to approve grants of Awards to Employees. To the extent that the Committee delegates its authority to make grants, all references in the Plan to the Committee’s authority to make grants and determinations with respect thereto shall be deemed to include the Committee’s delegate(s). Any such delegate shall serve at the pleasure of, and may be removed at any time by, the Committee.
4.3Decisions Binding. In making any determination or in taking or not taking any action under the Plan, the Committee or its delegate(s) may obtain and may rely on the advice of experts, including employees of and professional advisors to First Financial. Any action taken by, or inaction of, the Committee or its delegate(s) relating to or pursuant to the Plan shall be within the absolute discretion of the Committee or its delegate. Such action or inaction of the Committee or its delegate(s) shall be conclusive and binding on First Financial, on each affected Participant and on each other person directly or indirectly affected by such action, unless such action or inaction is determined by a court having jurisdiction to be arbitrary and capricious.
SECTION 5.    PARTICIPATION AND AWARD AGREEMENTS
5.1Awards. The Committee may Grant ISOs to Employees who qualify for an ISO grant under Code Section 422. Awards other than ISOs may be granted to Employees and Non-Employee Directors.
5.2Participation. Upon being granted an Award under the Plan, an Employee or Non-Employee Director shall become a Participant of the Plan and shall be bound by the terms of the Plan and the applicable Award Agreement.
5.3Award Agreement. Each Award shall be evidenced by an Award Agreement which shall set forth the terms of the Award. Each Participant shall acknowledge receipt of the Award Agreement and shall agree to be bound by the terms of the Plan and Award Agreement. The terms and conditions of Awards need not be the same with respect to each Participant or with respect to each Award. Subject to Section 9, the Committee may amend or modify an Award Agreement and the related Award to the extent the Committee would have had the authority under the Plan to grant such Award as so modified or amended, provided that such action would not otherwise require shareholder approval in accordance with Section 11.
SECTION 6.    OPTIONS AND SARS
6.1Options. The Committee acting in its absolute discretion shall have the authority to grant ISOs and NQOs to Employees and NQOs to Non-Employee Directors. Such Options may be granted for any reason the Committee deems appropriate under the circumstances. Each grant of an Option shall be evidenced by an Option Agreement, and each Option Agreement shall set forth whether the Option is an ISO or a NQO and shall set forth such other terms and conditions of such grant, including the Exercise Price and any performance-based vesting conditions, as the Committee acting in its absolute discretion deems consistent with the terms of this Plan.
6.2Vesting. Except as otherwise provided in Section 3.4 or Section 10 or as otherwise provided in the applicable Award Agreement in connection with the death or Disability of a Participant, vesting of an Option granted to an Employee under this Plan shall be subject to the satisfaction of a minimum service requirement or a minimum Performance Period (or both) of at least one (1) year. Unless otherwise provided by the Committee, an Option granted to a Non-Employee Director shall become exercisable on the date that is one year from the date on which such Option was granted.
6.3ISO Rules. Except as provided in Section 9, no term of this Plan relating to ISOs shall be interpreted, amended or altered, nor shall any discretion or authority granted under the Plan be so exercised, so as to disqualify the Plan or any ISO under Code Section 422 unless the Committee expressly determines that such action is in the best interest of First Financial. The aggregate Fair Market Value of ISOs granted to an Employee under this Plan and incentive stock options granted to such Employee under any other stock option plan adopted by First Financial, a Subsidiary or a Parent Corporation which first become exercisable in any calendar year shall not exceed $100,000. Such Fair Market Value figure shall be determined by the Committee as of the date the ISO or other incentive stock option is granted, and the Committee shall interpret and administer the limitation set forth in this Section 6.3 in accordance with Code Section 422(d).
6.4Exercise Price, Exercise Period and No Dividend Equivalents.

(a)Exercise Price. The Exercise Price for each share of Stock subject to an Option shall be no less than the Fair Market Value of a share of Stock on the date the Option is granted. The Exercise Price shall be payable in full upon the exercise of any Option. Except in accordance with the provisions of Section 9 of this Plan, the Committee shall not, absent the approval of First Financial’s shareholders, take any action, whether through amendment, cancellation, replacement grants, exchanges or any other means, to directly or indirectly reduce the Exercise Price of any outstanding Option or to make a tender offer for any Option.
(b)Exercise Period. Each Option granted under this Plan shall be exercisable in whole or in part at such time or times as set forth in the related Option Agreement, but no Option Agreement shall make an Option exercisable before the date such Option is granted or on or after the date which is the tenth anniversary of the date such Option is granted. In the discretion of the Committee, an Option Agreement may provide for the exercise of an Option after the employment of an Employee or service of a Non-Employee Director has terminated for any reason whatsoever, including, but not limited to, death or Disability.
(c)Extension of Termination Date. An Option Agreement may provide that if the exercise of the Option would be prohibited at any time because the issuance of shares of Stock would violate the registration requirements under the Securities Act or any other state or federal securities law or the rules of any securities exchange or interdealer quotation system, then the exercise period of the such Option shall be extended to a date that is thirty (30) days following the date the exercise of such Option would no longer violate the registration requirements under the Securities Act or any other state or federal securities law or the rules of any securities exchange or interdealer quotation system; provided that such extension shall not result in the Option becoming exercisable after the tenth anniversary of the date the Option is granted.
(d)No Dividend Equivalents. In no event shall any Option Agreement granted under the Plan include any right to receive dividend equivalents with respect to such award.
(e)Shareholder Rights. A Participant shall have none of the rights of a shareholder with respect to an Option, including, but not limited to the right to dividends or voting rights, of First Financial until the Option has been exercised and the Stock subject to the Option has been delivered to the Participant in accordance with Section 13.1.
6.5Method of Exercise.
(a)Committee Rules. An Option may be exercised as provided in this Section 6.5 pursuant to procedures (including, without limitation, procedures restricting the frequency or method of exercise) as shall be established by the Committee or its delegate from time to time for the exercise of Options.
(b)Notice and Payment. An Option shall be exercised by delivering to the Committee or its delegate during the period in which such Option is exercisable, (1) written notice of exercise in a form acceptable to the Committee indicating the specific number of shares of Stock subject to the Option which are being exercised and (2) payment in full of the Exercise Price for such specific number of shares. An Option Agreement, at the discretion of the Committee, may provide for the payment of the Exercise Price by any of the following means:
(1)in cash, electronic funds transfer or a check acceptable to the Committee;
(2)in Stock which has been held by the Participant for a period acceptable to the Committee and which Stock is otherwise acceptable to the Committee, provided that the Committee may impose whatever restrictions it deems necessary or desirable with respect to such method of payment;
(3)through a broker-facilitated cashless exercise procedure acceptable to the Committee;
(4)by instructing the Committee to withhold a number of shares of Stock having a Fair Market Value on the date of exercise equal to the aggregate exercise price of such Option; or
(5)any combination of the methods described in this Section 6.5(b) which is acceptable to the Committee.
Any payment made in Stock shall be treated as equal to the Fair Market Value of such Stock on the date the properly endorsed stock certificate for such Stock is delivered to the Committee (or to its delegate) or, if payment is effected through a certification of ownership of Stock in lieu of a stock certificate, on the date the Option is exercised. Notwithstanding anything contained in this Section 6.5, the exercise of an Option by a Participant that involves or may involve a direct or indirect extension of credit or arrangement of an extension of credit by First Financial, directly or indirectly, in violation of Section 402(a) of the Sarbanes-Oxley Act of 2002, shall be prohibited.
(c)Restrictions. The Committee may from time to time establish procedures for restricting the exercise of Options on any given date as the result of excessive volume of exercise requests or any other problem in the established system for processing Option exercise requests or for any other reason the Committee or its delegate deems appropriate or necessary.
6.6Nontransferability. Except to the extent the Committee deems permissible and consistent with the best interests of First Financial, neither an Option granted under this Plan nor any related surrender rights nor any SAR shall be transferable by a Participant other than by will or by the laws of descent and distribution, and any grant by the Committee of a request by a Participant for any transfer (other than a transfer by will or by the laws of descent and distribution) of an NQO or SAR shall be conditioned on the transfer not being made for value or consideration. Any such Option grant and surrender rights under this Plan and any SAR granted under this Plan shall be exercisable during a Participant’s lifetime, as the case may be, only by (subject to the first sentence in this Section 6.6) the Participant, provided that in the event a Participant is incapacitated and unable to exercise such Participant’s Option or SAR, such Participant’s legal guardian or legal representative whom the Committee (or its delegate) deems appropriate based on all applicable facts and circumstances presented to the Committee (or its delegate) may exercise such Participant’s Option or SAR, in accordance with the provisions of this Plan and the applicable Option Agreement or SAR Agreement. The person or persons to whom an Option or a SAR is transferred by will or by the laws of descent and distribution (or pursuant to the first sentence of this Section 6.6) thereafter shall be treated as the Participant under this Plan and subject to the limitations and conditions of this Plan.
6.7SARs and Surrender Rights.
(a)Grant of SARs.
(1)The Committee acting in its absolute discretion may grant a Participant a SAR representing a promise to deliver Stock, cash or other property equal in value to the excess of the Fair Market Value of a share of Stock over the Exercise Price of the SAR, subject to the terms of the SAR Agreement; provided, however, that the Exercise Price for an SAR may not be less than the Fair Market Value of a share of Stock on the date of grant. The Committee shall have the right to make any such grant subject to such additional terms, including performance-based vesting provisions, as the Committee deems appropriate and such terms shall be set forth in the related SAR Agreement.
(2)Each SAR granted under this Plan shall be exercisable in whole or in part at such time or times as set forth in the related SAR Agreement, but no SAR Agreement shall make a SAR exercisable before the date such SAR is granted or on or after the date which is the tenth anniversary of the date such SAR is granted. In the discretion of the Committee, a SAR Agreement may provide for the exercise of a SAR after the service of the Participant has terminated for any reason whatsoever, including death or Disability.
(3)Except in accordance with the provisions of Section 9 of this Plan, the Committee shall not, absent the approval of First Financial’s shareholders, take any action, whether through amendment, cancellation, replacement grants, exchanges or any other means, to directly or indirectly reduce the Exercise Price of any outstanding SAR or to make a tender offer for any SAR.
(4)Except as otherwise provided in Section 3.4 or in Section 10 or as otherwise provided in the applicable Award Agreement in connection with the death or Disability of a participant, vesting of a SAR granted to an Employee under this Plan shall be subject to the satisfaction of a minimum service requirement or a minimum Performance Period (or both) of at least one (1) year. Unless otherwise provided by the Committee, a SAR granted to a Non-Employee Director shall become exercisable on the date that is one year from the date on which such SAR was granted.
(b)Option Surrender Rights. The Committee acting in its absolute discretion also may incorporate a provision in an Option Agreement to give an Employee the right to surrender his or her Option in whole or in part in lieu of the exercise (in whole or in part) of that Option on any date that:
(1)the Fair Market Value of the Stock subject to such Option exceeds the Exercise Price of such Option, and
(2)the Option to purchase such Stock is otherwise exercisable.

(c)Procedure. The exercise of a SAR or a surrender right in an Option shall be effected by the delivery of the related SAR Agreement or Option Agreement to the Committee (or to its delegate) together with a statement signed by the Employee which specifies the number of shares of Stock as to which the Employee, as appropriate, exercises his or her SAR or exercises his or her right to surrender his or her Option and (at the Employee’s option) how he or she desires payment to be made with respect to such shares.
(d)Payment. An Employee who exercises his or her SAR or right to surrender his or her Option shall (to the extent consistent with an exemption under Rule 16b-3 and as specified in the related Option Agreement or SAR Agreement) receive a payment in cash or in Stock, or in a combination of cash and Stock, equal in amount on the date such exercise is effected to (i) the number of shares of Stock with respect to which, as applicable, the SAR or the surrender right is exercised times (ii) the excess of the Fair Market Value of a share of Stock on such date over, as applicable, the Exercise Price of the SAR or Option. The Committee acting in its absolute discretion shall determine the form of such payment, and the Committee shall have the right (1) to take into account whatever factors the Committee deems appropriate under the circumstances, including any written request made by the Employee and delivered to the Committee (or to its delegate) and (2) to forfeit an Employee’s right to payment of cash in lieu of a fractional share of Stock if the Committee deems such forfeiture necessary in order for the surrender of his or her Option under this Section 6.7 to come within an exemption under Rule 16b-3. Any cash payment under this Section 6.7 shall be made from First Financial’s general assets, and an Employee shall be no more than a general and unsecured creditor of First Financial with respect to such payment.
(e)Restrictions. Each SAR Agreement and each Option Agreement which incorporates a provision to allow an Employee to surrender his or her Option shall incorporate such additional restrictions on the exercise of such SAR or surrender right as the Committee deems necessary to satisfy the conditions to the exemption under Rule 16b-3.
SECTION 7.    RESTRICTED STOCK AND STOCK UNITS
7.1Committee Action.
(a)General. The Committee acting in its absolute discretion shall have the right to grant Restricted Stock and Stock Units to Participants under this Plan from time to time.
(b)Limitations. Each Award of Restricted Stock or Stock Units shall be evidenced by a Stock Agreement, and each Stock Agreement shall set forth the conditions, if any, which will need to be timely satisfied before the grant will be effective and the conditions, if any, under which the Participant’s interest in the related Stock or cash payment will be forfeited. Restricted Stock may be granted subject to a holding period requirement after the Restricted Stock has been issued and any vesting requirement has been satisfied.
(c)Vesting. Except as otherwise provided in Section 3.4 or in Section 10 or as otherwise provided in the applicable Award Agreement in connection with the death or Disability of a participant, the vesting of Restricted Stock or Stock Units granted to an Employee shall be subject to the satisfaction of a minimum service requirement or a minimum Performance Period (or both) of not less than one (1) year. Unless otherwise provided by the Committee, Restricted Stock or Stock Units granted to a Non-Employee Director shall become exercisable on the date that is one year from the date on which such Restricted Stock or Stock Units were granted.
7.2Conditions.
(a)Issuance Conditions for Restricted Stock. The Committee acting in its absolute discretion may make the issuance of Restricted Stock to a Participant subject to the satisfaction of one, or more than one, objective employment, performance or other grant condition (which may or may not include performance criteria described in Section 7.2(c)) which the Committee deems appropriate under the circumstances, and the related Stock Agreement shall set forth each such condition and the deadline for satisfying each such condition.
(b)Forfeiture Conditions for Restricted Stock and Stock Units. The Committee may make Restricted Stock issued to a Participant or the Stock or cash that is issuable under any Stock Unit grant subject to one, or more than one, objective employment, performance or other forfeiture condition (which may or may not include any performance goals described in Section 7.2(c)) which the Committee acting in its absolute discretion deems appropriate under the circumstances, and the related Stock Agreement shall set forth each such forfeiture condition and the deadline for satisfying each such forfeiture condition. A Participant’s nonforfeitable interest in Restricted Stock granted under this Plan or the shares of Stock or cash issuable pursuant to any Stock Unit granted under this Plan shall depend on the extent to which each such condition is timely satisfied. Each share of Restricted Stock granted to a Participant shall again become available under Section 3.1 (as of the date of forfeiture) if such share of Restricted Stock is forfeited as a result of a failure to timely satisfy a forfeiture condition. When a Stock certificate is issued for shares of Restricted Stock, such certificate shall be issued subject to (i) the conditions, if any, described in this Section 7.2(b) and Section 7.2(c) to, or for the benefit of, the Participant and (ii) a stock power in favor of First Financial in order for First Financial to effect any forfeitures of such Restricted Stock called for under this Section 7.2(b).
(c)Performance Goals.
(1)If, at the time of grant, the Committee intends a Restricted Stock or Stock Unit grant to qualify as “other performance based compensation” within the meaning of Code Section 162(m)(4), the Committee must establish performance goals for the applicable Performance Period no later than 90 days after the Performance Period begins (or by such other date as may be required under Code Section 162(m)). Such performance goals must be based on one or more of the business criteria described in this Section 7.2(c), including those that qualify the Award as “other performance-based compensation” within the meaning of Code Section 162(m)(4).
(2)A performance goal is described in this Section 7.2(c) if such goal relates to one or more of the following objectives:

assets	average total common equity	Deposits
earnings per share	economic profit added	efficiency ratio
gross margin	gross revenue	internal rate of return
loans	net charge-offs	net income
net income before tax	net interest income	non-interest expense
non-interest income	non-performing assets	operating cash flow
pre-provision net revenue	return on assets	return on equity
return on risk weighted assets	return on sales	stock price
tangible equity	total shareholder return

A performance goal described in this Section 7.2(c)(2) may be set in any manner determined by the Committee, including looking to achievement on an absolute or relative basis in relation to peer groups or indexes, and may relate to First Financial as a whole or one or more operating units of First Financial.
(3)The business criteria described in Section 7.2(c)(2) may include or exclude “extraordinary items” as determined under U.S. generally accepted accounting principles and any other extraordinary charges, losses from discontinued operations, restatements and accounting changes and other unplanned special charges such as restructuring expenses, acquisitions, acquisition expenses, including expenses related to goodwill and other intangible assets, stock offerings, stock repurchases and loan loss provisions. The Committee may also adjust any performance goal for a period as it deems equitable in recognition of unusual or non-recurring events affecting First Financial, changes in applicable tax laws or accounting principles, or such other factors as the Committee may determine; provided that with respect to any Award that is intended to satisfy the requirements of Code Section 162(m), such adjustment shall not result in an increase in the amount payable under the Award within the meaning of Code Section 162 (m).
(4)If the Committee determines that a performance goal has been satisfied and the satisfaction of such goal was intended to meet the requirements of Code Section 162(m), the Committee shall certify that the goal has been satisfied in accordance with the requirements set forth under such Code Section.
(5)Performance based Awards granted for a Performance Period shall be paid to Participants as soon as administratively practicable following completion of the certifications required by this Section 7.2, but in no event later than 2 1/2 months following the end of the calendar year during which the Performance Period is completed.
7.3Dividends and Voting Rights.
(a)Cash Dividends. Subject to Section 7.3(d), in no event shall cash dividends paid with respect to Restricted Stock or Stock Units become payable before the date such Restricted Stock or Stock Units have become fully vested and nonforfeitable. Any cash dividends paid with respect to any such unvested Restricted Stock shall be withheld by the Company for the Participant’s account. The cash dividends so withheld by the Committee and attributable to any particular share of Restricted Stock (and earnings thereon, if applicable) shall be distributed to the Participant in cash or, at the discretion of the Committee, in shares of Stock having a Fair Market Value equal to the amount of such dividends, if applicable, upon the vesting and release of restrictions on such Stock and, if such Stock is forfeited, then the Participant shall have no right to, and shall forfeit, such dividends. Unless otherwise set forth in the Stock Agreement which evidences a Stock Unit grant, if a cash dividend is paid on the shares of Stock described in a Stock Unit grant, such cash dividend shall be treated as reinvested in shares of Stock at the Fair Market Value of such shares on the date of payment of such dividend and shall increase the number of shares of Stock described in such Stock Unit grant.
(b)Stock Dividends. If a Stock dividend is declared on a share of Restricted Stock, such Stock dividend shall be treated as part of the grant of the related Restricted Stock, and a Participant’s interest in such Stock dividend shall be forfeited or shall become vested and nonforfeitable at the same time as the Stock with respect to which the Stock dividend was paid is forfeited or becomes vested and nonforfeitable. Unless otherwise set forth in the Stock Agreement which evidences a Stock Unit grant, if a Stock dividend is declared on any shares of Stock described in a Stock Unit grant, such dividend shall increase the number of shares of Stock described in such Stock Unit grant.
(c)Dividends Payable With Respect to Unearned Performance Stock. Notwithstanding anything herein to the contrary, in no event shall a Stock Agreement which evidences a grant of Restricted Stock or Stock Units subject to performance criteria provide for payment of any dividends or dividend equivalents on such Restricted Stock or Stock Units prior to the date on which the Restricted Stock or Stock Units have fully vested as a result of satisfaction of the applicable performance criteria. Any such dividends or dividend equivalents shall be forfeited to the extent the Restricted Stock or Stock Units to which they relate are forfeited or terminated.
(d)Voting Rights. A Participant shall have the right to vote shares of Restricted Stock which have been issued pursuant to Section 7.2(b) before his or her interest in such Stock has been forfeited or has become nonforfeitable. Participants shall have no voting rights with respect to any Stock Unit Award prior to the date the Stock underlying such Award is properly issued to the Participant.
(e)Nontransferability. No Restricted Stock grant and no shares issued pursuant to a Restricted Stock grant shall be transferable by a Participant other than by will or by the laws of descent and distribution before a Participant’s interest in such shares have become completely nonforfeitable, and no interests in a Stock Unit grant shall be transferable other than by will or the laws of descent and distribution except as otherwise provided in the related Stock Agreement.
(f)Creditor Status. A Participant to whom a Stock Unit is granted shall be no more than a general and unsecured creditor of First Financial with respect to any cash payment due under such grant.
7.4Satisfaction of Forfeiture Conditions. A share of Stock shall cease to be Restricted Stock at such time as a Participant’s interest in such Stock becomes fully vested and nonforfeitable under this Plan, and the certificate representing such share shall be reissued as soon as practicable thereafter without any further restrictions related to Section 7.2(b) or Section 7.3 and shall be transferred to the Participant.
7.5Other Awards. The Committee is authorized, subject to the restrictions of applicable law, to grant Restricted Stock or Stock Unit Awards in lieu of obligations of First Financial or a Subsidiary to pay cash or deliver other property under other shareholder approved plans or compensatory arrangements of First Financial, including without limitation, First Financial’s annual incentive plan. Subject to the provisions of the Plan, the Committee shall have full power, authority, and sole and exclusive discretion to determine the persons to whom and the time or times at which such Awards shall be made or vest and the number of shares of Stock to be granted pursuant to such Awards; provided that any Awards granted under this Section 7.5 shall be subject to the limitations of Section 3.3 of the Plan (other than Section 3.3 (b) to the extent such other plan satisfies the applicable requirements of Code Section 162(m)).
SECTION 8.    SECURITIES REGISTRATION
Each Option Agreement, SAR Agreement and Stock Agreement shall provide that, upon the receipt of shares of Stock as a result of the exercise of an Option (or any related surrender right) or a SAR or the satisfaction of the forfeiture conditions under a Stock Agreement for Restricted Stock or Stock Unit payable in Stock, the Participant shall, if so requested by First Financial, hold such shares of Stock for investment and not with a view of resale or distribution to the public and, if so requested by First Financial, shall deliver to First Financial a written statement satisfactory to First Financial to that effect. As for Stock issued pursuant to this Plan, First Financial at its expense shall take such action as it deems necessary or appropriate to register the original issuance of such Stock to a Participant under the Securities Act, or under any other applicable securities laws or to qualify such Stock for an exemption under any such laws prior to the issuance of such Stock to a Participant; however, First Financial shall have no obligation whatsoever to take any such action in connection with the transfer, resale or other disposition of such Stock by a Participant.
SECTION 9.    ADJUSTMENT
9.1Capital Structure. The number, kind or class (or any combination thereof) of shares of First Financial reserved under Section 3 of this Plan, the grant limitations described in Section 3 of this Plan, the number, kind or class (or any combination thereof) of shares of First Financial subject to Options or SARs granted under this Plan and the Exercise Price of such Options and SARs as well as the number, kind or class of shares of First Financial subject to Restricted Stock grants and the number, kind or class of shares of First Financial described in Stock Unit grants under this Plan shall be adjusted by the Committee in an equitable manner to reflect any change in the capitalization of First Financial, including, but not limited to, such changes as share dividends or share splits to the extent necessary to preserve the economic intent of such Award; provided that unless the Committee specifically determines that such adjustment is in the best interests of First Financial, such adjustment shall not be made in a manner that will adversely affect the taxation of such Awards under Code Sections 422, 409A or 162(m) or the exemption of such Awards pursuant to Rule 16b-3. Any determination by the Committee pursuant to this Section 9.1 shall be final and binding on all affected Participants.
9.2Mergers. The Board as part of any corporate transaction described in Code Section 424(a) shall adjust (in any manner which the Board in its discretion deems consistent with Code Section 424(a)) the number, kind or class (or any combination thereof) of shares of First Financial reserved under Section 3 of this Plan and the grant limitations described in Section 3 of this Plan. Furthermore, the Board as part of any corporate transaction described in Code Section 424(a) shall adjust (in any manner which the Board in its discretion deems consistent with Code Section 424(a)) the number, kind or class (or any combination thereof) of shares of First Financial underlying any Restricted Stock and Stock Unit grants previously made under this Plan and any related grant conditions and forfeiture conditions, and the number, kind or class (or any combination thereof) of shares of First Financial subject to Option and SAR grants previously made under this Plan and the related Exercise Price for each such Option and SAR, and, further, shall (in any manner which the Board in its discretion deems consistent with Code Section 424(a) and without regard to the grant limitations described in Section 3 of this Plan) make Restricted Stock, Stock Unit, Option and SAR grants to effect the assumption of, or the substitution for, restricted stock, stock unit, option and stock appreciation right grants previously made by any other corporation to the extent that such corporate transaction calls for such substitution or assumption of such restricted stock, stock unit, option or stock appreciation rights grants.
9.3General. If any adjustment under this Section 9 would create a fractional share of Stock or a right to acquire a fractional share of Stock, such fractional share shall be disregarded and the number of shares of Stock reserved under this Plan and the number subject to any Option, SAR, Restricted Stock or Stock Unit grant shall be the next lower number of shares of Stock, rounding all fractions downward. First Financial shall give each Participant notice of an adjustment hereunder and, upon notice, such adjustment shall be conclusive and binding for all purposes.
SECTION 10.    CHANGE IN CONTROL
10.1    The Committee may provide in any Award Agreement for provisions relating to a Change in Control, including, without limitation, the acceleration of the vesting, delivery or exercisability of, or the lapse of restrictions with respect to, any outstanding Awards; provided, however, that, in addition to any conditions provided for in the Award Agreement, any acceleration of the vesting, delivery or exercisability of, or the lapse of restrictions with respect to, any outstanding Awards in connection with a Change in Control may occur with respect to any Participant who is an Employee only if (i) the Change in Control occurs and (ii) the Participant’s employment with First Financial or any of its Subsidiaries is terminated without Cause or by the Participant for Good Reason within 18 months following such Change in Control.
10.2     Unless otherwise provided in the applicable Award Agreement and except as otherwise determined by the Committee, in the event of a merger, consolidation, mandatory share exchange or other similar business combination of First Financial with or into any other entity (“successor entity”) or any transaction in which another person or entity acquires all of the issued and outstanding Stock of First Financial or all or substantially all of the assets of First Financial and its Subsidiaries, an outstanding Award may be assumed or an award of equivalent value may be substituted by such successor entity or a parent or subsidiary of such successor entity, and such an assumption or substitution shall not be deemed to violate this Plan or any provision of any Award Agreement.

10.3    With respect to Awards subject to performance goals, in the event of a Change in Control, except as otherwise determined by the Committee, all incomplete Performance Periods in respect of such Award in effect on the date the Change in Control occurs shall end on the date of such change and the Committee shall (i) determine the extent to which performance goals with respect to each such Performance Period have been met based upon such audited or unaudited financial information then available as it deems relevant and (ii) cause to be paid to the Participant pro-rated Awards (based on each completed day of the Performance Period prior to the Change in Control) based upon the Committee’s determination of the degree of attainment of such performance goals or, if not determinable, assuming that the applicable target levels of performance have been attained (or on such other basis as the Committee determines to be appropriate); provided that in no event shall a Participant become entitled to a payout in excess of the target level payout with respect to a performance goal for which the Committee has not determined the actual level of achievement.
Notwithstanding the foregoing provisions of this Section 10, in connection with the payment of any amount subject to Code Section 409A, this Section 10 shall have no effect on the payment date of such amount.
SECTION 11.    AMENDMENT OR TERMINATION
The Board or the Committee may at any time in its sole discretion, for any reason whatsoever, terminate or suspend the Plan, and from time to time may amend or modify the Plan or an Award; provided that without the approval by a majority of the votes cast at a duly constituted meeting of shareholders of First Financial, no amendment or modification to the Plan or Award may materially modify the Plan or Award in any way that would require shareholder approval under any regulatory requirement that the Committee determines to be applicable, including without limitation, the rules of the Nasdaq Stock Market. Suspension or termination of the Plan shall not affect the Committee’s ability to exercise the powers granted to it with respect to Options, SARs or surrender rights, Restricted Stock or Stock Unit granted under this Plan prior to the date of such suspension or termination.
SECTION 12.    FORFEITURE AND CLAWBACKS
12.1Forfeiture Events. The Committee may specify in an Award Agreement that the Participant’s rights, payments and benefits with respect to an Award shall be subject to reduction, cancellation, forfeiture or recoupment upon the occurrence of certain events, in addition to applicable vesting conditions of an Award. Such events may include, without limitation, breach of non-competition, non-solicitation, confidentiality, or other restrictive covenants that are contained in the Award Agreement or otherwise applicable to the Participant, a termination of the Participant’s employment or service for Cause, or other conduct by the Participant that is detrimental to the business or reputation of First Financial.
12.2Clawback. If, following the payment or vesting of any Award, the Committee determines that such payment or vesting was based on materially inaccurate financial statements (which includes, but is not limited to, statements of earnings, revenues or gains) or any other materially inaccurate performance metric criteria (or any Award is subject to recovery under any law, government regulation, exchange listing requirement or First Financial policy), First Financial shall be entitled to receive, and the Participant shall be obligated to pay to First Financial immediately upon demand therefor, the portion of the bonus that the Committee determines was not earned (or such greater amount that may be required by applicable law, regulation, exchange listing rule, or First Financial policy).
SECTION 13.    MISCELLANEOUS
13.1Shareholder Rights. No Participant shall have any rights as a shareholder of First Financial as a result of the grant of an Award under this Plan (other than a Restricted Stock Award) pending the actual delivery of the Stock subject to such Award. Subject to Section 7.4 and except as provided in Section 7.3(e), a Participant’s rights as a shareholder in the shares of Stock related to a Restricted Stock grant which is effective shall be set forth in the related Stock Agreement.
13.2No Contract of Employment or Service. The grant of an Option, SAR, Restricted Stock or Stock Unit to a Participant under this Plan shall not constitute a contract of employment or an agreement to continue his or her status as an Employee or Non-Employee Director and shall not confer on a Participant any rights in addition to those rights, if any, expressly set forth in the Award Agreement which evidences his or her Award.
13.3Share Retention Guidelines. Shares of Stock acquired by a Participant under this Plan may be subject to share retention guidelines established by First Financial.
13.4Withholding. The exercise of any Option or SAR granted under this Plan and the acceptance of a Restricted Stock or Stock Unit grant shall constitute a Participant’s full and complete consent to whatever action the

Committee deems necessary to satisfy the maximum federal and state tax withholding requirements, if any, which the Committee acting in its discretion deems applicable to such exercise or such Restricted Stock or Stock Unit grant or vesting. The Committee also shall have the right to provide in an Option Agreement, SAR Agreement or Stock Agreement (other than an agreement evidencing a Stock Unit or other award under the Plan which is subject to Code Section 409A) that an Employee may elect to satisfy minimum federal and state tax withholding requirements, if any, through a reduction in the number of shares of Stock actually transferred, or the cash payments to be made, to him or to her under this Plan, and any such election and any such reduction shall be effected so as to satisfy the conditions to the exemption under Rule 16b-3.
13.5Compliance with Code Section 409A. The Plan is intended to comply with Code Section 409A to the extent subject thereto, and, accordingly, to the maximum extent permitted, the Plan shall be interpreted and administered to be in compliance therewith. Any payments described in the Plan that are due within the “short-term deferral period” as defined in Code Section 409A shall not be treated as deferred compensation unless applicable laws require otherwise. Notwithstanding anything to the contrary in the Plan, to the extent required to avoid accelerated taxation and tax penalties under Code Section 409A, amounts that would otherwise be payable and benefits that would otherwise be provided pursuant to the Plan during the six (6) month period immediately following the Participant’s termination of employment or service shall instead be paid on the first payroll date after the six-month anniversary of the Participant’s separation from service (or the Participant’s death, if earlier). Notwithstanding the foregoing, neither First Financial nor the Committee shall have any obligation to take any action to prevent the assessment of any excise tax or penalty on any Participant under Code Section 409A and neither First Financial nor the Committee will have any liability to any Participant for such tax or penalty.
13.6Requirements of Law. The granting of Options, SARs, Restricted Stock and Stock Units and the issuance of Stock under the Plan shall be subject to all applicable laws, rules, and regulations, and to such approvals by any governmental agencies or national securities exchanges as may be required.
13.7Securities Law Compliance. With respect to Participants defined as “insiders” under Section 16 of the Exchange Act, transactions under this Plan are intended to comply with all applicable conditions of Rule 16b-3 or its successors under the Exchange Act. To the extent any provision of the Plan or action by the Committee fails to so comply, it shall be deemed null and void, to the extent permitted by law and deemed advisable by the Committee.
13.8Indemnification. Each person who is or shall have been a member of the Committee and each delegate of such Committee shall be indemnified and held harmless by First Financial against and from any loss, cost, liability, or expense that may be imposed upon or reasonably incurred by him or her in connection with or resulting from any claim, action, suit, or proceeding to which he or she may be made a party or in which he or she may be involved in by reason of any action taken or failure to act under the Plan and against and from any and all amounts paid by him or her in settlement thereof, with First Financial’s approval, or paid by him or her in satisfaction of any judgment in any such action, suit, or proceeding against him or her, provided that First Financial is given an opportunity, at its own expense, to handle and defend the same before he or she undertakes to handle and defend it personally. The foregoing right of indemnification shall not be exclusive and shall be independent of any other rights of indemnification to which such persons may be entitled under First Financial’s Articles of Incorporation or Regulations, by contract, as a matter of law, or otherwise.
13.9Headings and Captions. The headings and captions here are provided for reference and convenience only, shall not be considered part of this Plan, and shall not be employed in the construction of this Plan.
13.10Governing Law. This Plan shall be construed under the laws of the State of Ohio (excluding its choice-of-law rules) to the extent not superseded by federal law.
13.11Invalid Provisions. In the event any provision of this Plan shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of this Plan, and this Plan shall be construed and enforced as if the illegal or invalid provision had not been included.
13.12Conflicts. In the event of a conflict between the terms of this Plan and any Option Agreement, Stock Agreement or SAR Agreement, the terms of the Plan shall prevail.
13.13Successors. All obligations of First Financial under the Plan with respect to Options, SARs, Restricted Stock and Stock Units granted hereunder shall be binding on any successor to First Financial, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise, of all or substantially all of the business and/or assets of First Financial.

13.14Deferral of Awards. To the extent provided by the Committee under this Plan or an applicable deferral plan established by First Financial or a Subsidiary, the receipt of payment of cash or delivery of Stock that would otherwise be due to a Participant pursuant to an Award hereunder, other than Options and SARs, may be deferred at the election of the Participant. Any such deferral elections and the payment of any amounts so deferred shall be made in accordance with such rules and procedures as the Committee may establish under this Plan or the applicable deferral plan, which rules and procedures shall comply with Code Section 409A.
13.15    Date of Adoption of Plan; Shareholder Approval Required. The adoption of the Plan as amended and restated on February 28, 2017 is expressly conditioned on the approval of the shareholders of First Financial in accordance with Treasury Regulation 1.162-27(e)(4), Section 422 of the Code and the rules of Nasdaq and other applicable law.